UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nobel Learning Communities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-2465204
(State or other jurisdiction of incorporation or organization)	(I.R.S employer Identification No.)

1615 West Chester Pike West Chester, Pennsylvania	19382
(Address of Principal Executive Offices)	(Zip Code)

1995 Stock Incentive Plan

(Full title of the plan)

George H. Bernstein

President and Chief Executive Officer

Nobel Learning Communities, Inc.

1615 West Chester Pike

West Chester, Pennsylvania 19382

(Name and address of agent for service)

(484) 947-2000

(Telephone number, including area code, of agent for service)

COPY TO:

Brian Katz
Pepper Hamilton LLP
3000 Two Logan Square
Philadelphia, Pennsylvania 19103-2799
(215) 981-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (Registration No. 033-64701) of Nobel Learning Communities, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) on December 1, 1995 (the “Registration Statement”). The Registration Statement registered 375,000 shares of the Company’s common stock, par value $0.001 (“Common Stock”), issuable under the Company’s 1995 Stock Incentive Plan (the “Plan”).

On August 9, 2011, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 17, 2011, by and among the Company, Academic Acquisition Corp. (“Parent”), and Academic Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), which, along with Parent, is an affiliate of Leeds Equity Partners V, L.P., Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

In connection with the Merger, the Company has terminated the Plan and no additional shares of Common Stock will be issued thereunder. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering under the Plan, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statement that remained unsold as of the date of this Post-Effective Amendment No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Nobel Learning Communities, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 033-64701 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of West Chester, Commonwealth of Pennsylvania, on the 17th day of August, 2011.

NOBEL LEARNING COMMUNITIES, INC.

By:	/s/ George H. Bernstein
George H. Bernstein
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Registration Statement No. 033-64701 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ George H. Bernstein	Chief Executive Officer and Director	August 17, 2011
George H. Bernstein	(Principal Executive Officer)

/s/ Thomas Frank	Chief Financial Officer	August 17, 2011
Thomas Frank	(Principal Financial and Accounting Officer)

/s/ Robert A. Bernstein	Director	August 17, 2011
Robert A. Bernstein

/s/ Carter W. Harned	Director	August 17, 2011
Carter W. Harned